Exhibit 99.1


                        Standard Parking Consummates Its
           Merger of Sound Parking Operations in Seattle, Washington


    CHICAGO--(BUSINESS WIRE)--Jan. 24, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's leading providers of parking management services, announced today that it has consummated its previously announced merger of the Seattle parking operations of Sound Parking into the Company's operations, effective as of December 31, 2005.
    As part of the agreement, all of Sound Parking's operations in Seattle and Bellevue, Washington were assigned to the Company. The Company also entered into long-term employment contracts with Sound Parking's principals, William Beattie and Brad Parrish, who will assume overall responsibility for the management and growth of all of Standard Parking's non-airport operations in the States of Washington, Oregon, Idaho and Alaska.
    Commenting on the successful merger of these operations, James A. Wilhelm, Standard Parking's President and Chief Executive Officer, said that "I am very pleased to announce the addition of Bill Beattie and Brad Parrish to the Standard Parking management team. Bill and Brad have a combined 50 years of experience in the parking industry, focusing primarily in the Pacific Northwest. With the concentrated focus of these two proven managers and the contribution of Sound Parking's 55 locations and 2 shuttle operations to Standard's existing portfolio, we are confident that the Seattle and greater Northwest region can grow into a core market." Brad Parrish, President of Sound Parking, said that "Bill Beattie and I are very excited about the opportunities that lie ahead for Standard Parking in the Northwest."
    Sound Parking, a privately-owned enterprise based in Seattle, Washington, currently operates 55 parking locations and 2 shuttle operations. Sound's parking operations encompass more than 5,500 parking spaces in the Seattle and Bellevue, Washington metropolitan parking markets and include office, medical, hotel and event parking properties.
    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada. In addition, the Company manages parking-related and shuttle bus operations serving more than 60 airports.

    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com